Exhibit 4.2

AMENDMENT TO FORBEARANCE AGREEMENT

This Amendment to Forbearance Agreement (this “Agreement”) is dated May 2, 2008 and is entered into by and among Vertis, Inc. (“Borrower”), as Borrower, the other Credit Parties signatory hereto, General Electric Capital Corporation, as a Lender and as Agent for Lenders (“Agent”), and the Lenders party hereto.

W I T N E S S E T H :

WHEREAS, the parties hereto are the parties to that certain Forbearance Agreement dated April 3, 2008 (as the same is amended hereby, the “Forbearance Agreement”);

WHEREAS, Borrower and the other Credit Parties have requested that Agent and Lenders party to the Forbearance Agreement amend the Forbearance Agreement as set forth herein so as to reduce the minimum Borrowing Availability required under Section 1(c) of the Forbearance Agreement;

WHEREAS, subject to the terms and conditions hereof, Agent and Requisite Lenders have agreed to grant this request; and

WHEREAS, this Agreement constitutes a Loan Document and these Recitals shall be construed as part of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Defined Terms.  Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed to such term in the Forbearance Agreement (including, without limitation, by virtue of its reference to defined terms used in the Credit Agreement).

2.                                       Amendment to Forbearance Agreement.  The parties hereto and to the Forbearance Agreement agree to amend the Forbearance Agreement by deleting Section 1(c) therefrom and replacing it with the following:

(c)                                  “Forbearance Termination Date” means the earliest to occur of (i) 5:00 p.m. (New York time) on May 27, 2008, (ii) the fifth calendar day following the first day, if any, on which Borrowing Availability is $7,000,000 or less, or (iii) the date upon which a Forbearance Default occurs.

3.                                       Conditions to Effectiveness.  The effectiveness of this Agreement is expressly conditioned upon Agent’s receipt (on behalf of itself and each of the Lenders party hereto) from Borrower of the following, all of which shall be in form and substance satisfactory to Agent:

(a)                                  Agreement.  A duly executed counterpart of this Agreement from Agent, Requisite Lenders, Borrower and the other Credit Parties listed on the signature pages hereto.

(b)                                 Other Documents.  Such other documents, instruments and agreements as Agent may reasonably request.

4.                                       Representations and Warranties of Borrower.  In order to induce Agent and Lenders to enter into this Agreement, Borrower hereby represents and warrants to Agent and Lenders that:

(a)                                  Representations and Warranties.  (i) No Default or Event of Default (other than the Existing Default) has occurred or is continuing and (ii) no representation or warranty of any Credit Party contained in the Credit Agreement or any of the other Loan Documents, including this Agreement, is untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date.

(b)                                 Authorization, etc.  Each of Borrower and the other Credit Parties has the power and authority to execute, deliver and perform this Agreement.  Each of Borrower and the other Credit Parties has taken all necessary action (including, without limitation, obtaining approval of its members, if necessary) to authorize its execution, delivery and performance of this Agreement.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with Borrower’s or any other Credit Party’s execution, delivery and performance of this Agreement, except for those already duly obtained.  This Agreement has been duly executed and delivered by each of Borrower and the other Credit Parties and constitutes the legal, valid and binding obligation of each of Borrower and the other Credit Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).  Each of Borrower’s and the other Credit Parties’ execution, delivery or performance of this Agreement does not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of Borrower or any of the other Credit Parties by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture or instrument to which Borrower or any of the other Credit Parties is a party or which is binding upon them or any one of them, (ii) the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents or the Mezzanine Debt Documents (iii) any law or regulation or order or decree of any court applicable to Borrower or any of the other Credit Parties, or (iv) the certificate of formation or operating agreement of Borrower or any of the other Credit Parties.

5.                                       Release.  In consideration of the agreements of Agent and Requisite Lenders set forth herein, each of Borrower and each Credit Party hereby releases, remises, acquits and forever discharges Agent and Lenders, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to this Agreement, the Credit Agreement or the Loan Documents (collectively, the “Released Matters”).  Each of Borrower and each Credit Party hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each of Borrower and each Credit Party hereby represents and warrants to each of Agent and any Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

EACH OF BORROWER AND EACH CREDIT PARTY AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLIGATIONS WHICH ARE RELEASED, WAIVED AND DISCHARGED BY THIS AGREEMENT.  EACH OF BORROWER AND EACH CREDIT PARTY WAIVES AND RELEASES ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OR ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES HEREUNDER.

6.                                       Covenant Not to Sue.  Each of Borrower and each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each of the Released Parties that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Released Matters released, remised and discharged by such Person pursuant to Section 5 above.  If each of Borrower and each Credit Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, both the Person violating such covenant and Borrower, on a joint and several basis, shall be obligated to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation.

7.                                       Effect on the Credit Agreement and Loan Documents.  Except as expressly set forth herein, all of the terms, conditions and covenants of the Forbearance Agreement, the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect and shall be binding upon Borrower and the other Credit Parties in all respects and are hereby ratified and confirmed.

8.                                       Costs and Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto.

9.                                       Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise transmitted or communicated by email shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.                                 Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

11.                                 Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.                                 Reviewed by Attorneys.  Borrower and each Credit Party represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor any other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

VERTIS, INC.

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, an L/C Issuer and a Lender

By:	/s/ Alan Garson
Alan Garson
Duly Authorized Signatory

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Richard Levenson
Name:	Richard Levenson
Title:	SVP

The following Persons are signatory to this Agreement in their capacity as Credit Parties:

VERTIS HOLDINGS, INC.

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

VERTIS DIGITAL SERVICES LIMITED

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

ENTERON GROUP LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

WEBCRAFT, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

USA DIRECT, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

VERTIS MAILING, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer

WEBCRAFT CHEMICALS, LLC

By:	/s/ Barry Kohn
Name:	Barry Kohn
Title:	Chief Financial Officer